FOR IMMEDIATE RELEASE

November 15, 2012	For More Information Contact:

Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Termination of Agreement to Sell Louisville Branches

Elizabethtown, Kentucky, November 15, 2012 – First Financial Service Corporation (NASDAQ: FFKY), parent of First Federal Savings Bank of Elizabethtown (“First Federal”), announced today that First Security Bank of Owensboro, Inc. (“First Security”) has terminated the Branch Purchase Agreement (the “Agreement”) with First Federal. The Agreement provided for the sale of First Federal’s four retail banking offices in Louisville, Kentucky to First Security.

First Security exercised its right to terminate the Agreement because it became reasonably apparent that the Agreement’s financing condition would not be satisfied by November 14, 2012. The financing condition provided that First Security’s parent bank holding company had to raise and contribute to First Security the capital necessary to satisfy any capital injection requirement needed for governmental approval of the sale.

 “Our ongoing efforts to evaluate all available strategic options to meet required regulatory capital levels will continue despite the termination of the agreement to sell our Louisville branches,” stated Gregory S. Schreacke, President of First Financial Service Corporation. ” We will continue to provide full customer service to all of our Louisville customers.”

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923. The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service. The Bank offers a variety of financial services to its retail and commercial banking customers. These services include personal and corporate banking services, and personal investment financial counseling services. Currently, the Bank serves six contiguous counties in central Kentucky through its 17 full-service banking centers.

This press release contains forward-looking statements, including statements about beliefs and expectations based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue, expenses, capital ratios, and the future plans and prospects of First Federal Savings Bank. For a discussion of the risks and uncertainties that may cause actual results to differ from these expectations and our other forward-looking statements, refer to First Financial Service Corporation’s 2011 Annual Report on Form 10-K, including the “Risk Factors” section, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.” Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP